As filed with the U.S. Securities and Exchange Commission on July 18, 2018
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Redfin Corporation
(Exact name of Registrant as specified in its charter)

Delaware	6531	74-3064240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8333
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Glenn Kelman
Chief Executive Officer
Redfin Corporation
1099 Stewart Street, Suite 600
Seattle, WA 98101
(206) 576-8333
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Alan C. Smith James D. Evans David K. Michaels Fenwick & West LLP 1191 Second Avenue, Floor 10 Seattle, WA 98101 (206) 389-4510	Anthony Kappus General Counsel Redfin Corporation 1099 Stewart Street, Suite 600 Seattle, WA 98101 (206) 576-8333	Eric C. Jensen Alan Hambelton Gian-Michele a Marca Jason Savich Cooley LLP 1700 Seventh Ave, Suite 1900 Seattle, WA 98101 (206) 452-8700

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, or Securities Act, check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☑ 333-226187
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑ (Do not check if a smaller reporting company)	Smaller reporting company	☐
		Emerging growth company	☑
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act.  ☑

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered		Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, par value $0.001 per share	811,336	(1)(2)	$23.50	$19,066,396	(3)	$2,374	(3)
Total				$19,066,396		$2,374

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, such number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.
(2) Represents only the additional number of shares of common stock being registered, including additional shares that the underwriters have the option to purchase. Does not include the shares of common stock that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-226187), or the Prior Registration Statement.
(3) Calculated in accordance with Rule 457(a) under the Securities Act, based upon the public offering price. The Registrant previously registered shares of common stock with a proposed aggregate offering price not to exceed $95,332,125 on the Prior Registration Statement. In accordance with Rule 462(b) under the Securities Act, an additional amount of shares of common stock having a proposed maximum aggregate offering price of $19,066,396 are hereby registered, which includes the additional shares of common stock that the underwriters have the option to purchase.

This Registration Statement shall become effective on filing in accordance with Rule 462(b) under the Securities Act.

EXPLANATORY NOTE
Pursuant to Rule 462(b) under the Securities Act of 1933, as amended (“Securities Act”), Redfin Corporation (“Registrant”) is filing this Registration Statement on Form S-1 (this “Registration Statement”) with the Securities and Exchange Commission (“Commission”). This Registration Statement relates to the public offering of securities contemplated by the Registration Statement on Form S-1 (File No. 333-226187) (the “Prior Registration Statement”), which the Registrant originally filed with the Commission on July 16, 2018, and which the Commission declared effective on July 18, 2018.
The Registrant is filing this Registration Statement for the sole purpose of increasing the aggregate number of shares of common stock offered by 811,336 shares, 105,826 of which are subject to purchase upon exercise of the underwriters’ option to purchase additional shares of the Registrant’s common stock. The additional shares of common stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price of shares of common stock set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The information set forth in the Prior Registration Statement and all exhibits to the Prior Registration Statement are incorporated by reference into this Registration Statement. The required opinions and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Incorporated by Reference
Exhibit Number	Exhibit Title	Form	File No.	Exhibit	Filing Date	Filed Herewith
5.1	Opinion of Fenwick & West LLP					X
23.1	Consent of Fenwick & West (included in Exhibit 5.1)					X
23.2	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm					X
24.1	Power of Attorney	S-1	333-226187	24.1	July 16, 2018

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on July 18, 2018.

REDFIN CORPORATION

By:	/s/ Glenn Kelman
Glenn Kelman
President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Name	Title	Date

/s/ Glenn Kelman	President, Chief Executive Officer and Director (Principal Executive Officer)	July 18, 2018
Glenn Kelman

/s/ Chris Nielsen	Chief Financial Officer (Principal Financial and Accounting Officer)	July 18, 2018
Chris Nielsen

*	Chairman of the Board of Directors	July 18, 2018
Robert Mylod, Jr.

*	Director	July 18, 2018
Robert Bass

*	Director	July 18, 2018
Julie Bornstein

*	Director	July 18, 2018
Austin Ligon

*	Director	July 18, 2018
David H. Lissy

*	Director	July 18, 2018
James Slavet

*	Director	July 18, 2018
Selina Tobaccowala

*By:	/s/ Chris Nielsen
Chris Nielsen Attorney-in-fact